EXHIBIT 10.4
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                                    AGREEMENT
                           ON THE OBLIGATION TO ACCEPT
                                 A PUBLIC OFFER

between

Adsero Corp., 2101 Nobel Street, Sainte Julie, Quebec, J3E 1Z8 and or its designates, collectively the "Buyer",

and

NCR Corporation, 1700 S. Patterson Boulevard, Dayton, Ohio, USA, 45479,

acting not in its own name but in the name and on behalf of

NCR GmbH, Ulmer Strasse 160, 86156 Augsburg, Germany, the "VENDOR".

In the following, Buyer and Vendor are individually referred to as the "PARTY", and jointly as the "PARTIES".

PREAMBLE

Turbon AG is a stock corporation established in accordance with German law with seat in Hattingen, registered in the commercial register of the local court of Essen under HRB 15780. The total share capital of Turbon AG amounts to EURO 10,299,974.95, divided into 4,029,000, shares (the "SHARES"). The shares are listed and traded on the Frankfurt am Main stock exchange.

The Vendor holds 1,050,000 shares in Turbon AG (the "VENDOR SHARES"). It intends to sell the Vendor Shares to the Buyer if the Buyer should decide to submit a public offer ("OFFER") for the acquisition of the Shares according to the terms of the Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Ubernahmegesetz, "WPUG"). The Buyer has not yet taken a decision concerning the submission of such an Offer.

Having said this, the Parties conclude the following Agreement ("AGREEMENT"):

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1.       OBLIGATION TO ACCEPT AN OFFER

1.1 If the Buyer, or a person designated by the Buyer, submits an Offer, the Vendor is obliged to immediately accept the Offer in accordance with the terms of the Offer and to transfer the Vendor Shares to the Buyer, or the person designated by the Buyer, provided that (a) the price offered for the Shares is at least US$14 per share payable in cash, (b) the Vendor has received any dividends related to the Vendor Shares declared prior to the sale of the Vendor Shares to Buyer, (c) Holger Brueckmann-Turbon has waived any rights of first refusal he may have related to the shareholders agreement referenced in Section
3.1.2 hereof and (d) Turbon AG, on behalf of itself and its affiliate corporations and entities, including without limitation Turbon International GmbH, and their officers, directors and employees, in a form acceptable to NCR Corporation, release NCR Corporation and its affiliate companies and its officers, directors and employees from, and waive all known claims, liabilities, demands and expenses against NCR Corporation, in consideration of which NCR shall provide an equivalent release in favor of the Turbon entities.

1.2      Under no circumstances is the Buyer obliged to submit an Offer.

2.       PERIOD OF VALIDITY

The obligations arising out of this Agreement - with the exception of those listed in Clause 6 - will automatically end if the Buyer has not published a Takeover Offer document (Angebotsunterlage) in accordance with the WpUG concerning the acquisition of Shares in Turbon AG and approved by the German Supervisory Authority for Financial Services (Bundesanstalt fur Finanzdienstleistungsaufsicht) by September 30, 2005, 12 p.m. The Buyer and Vendor may extend the period of validity at any time by mutual agreement in writing.

3.       VENDOR WARRANTIES

3.1 With effect as per today and as per the day of transfer of the Vendor Shares to the Buyer, the Vendor warrants the following:

3.1.1 The Vendor has sole, unencumbered and unrestricted title to the Vendor Shares and the Vendor Shares are not encumbered with any rights of third parties;

3.1.2 the Vendor Shares are not subject to any rights of first refusal by other shareholders or third parties except as contained in a shareholders agreement between the Vendor and Holger Brueckmann-Turbon related to a first right of refusal. The Vendor represents that this Agreement has been discussed with Holger Brueckmann-Turbon, and

3.1.3    the Vendor may freely dispose of the Vendor Shares.

3.2 The Vendor does not give any warranties extending beyond the warranties in sub-clause 0.

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4.       NOTIFICATIONS

         All notifications and statements under or in connection with this Agreement require written form to be effective. They must be faxed to the following numbers:

4.1      for the Buyer to:

         Adsero Corp., 2101 Nobel Street, Sainte Julie, Quebec, Canada, J3E 1Z8,

         Fax # 416-467-7173

         Attention: William Smith, CFO, Adsero Corp.

4.2      for the Vendor to:

         NCR Corp., 1700 S. Patterson Boulevard, Dayton, Ohio, USA, 45479

         Fax #  937-445-5541

         Attention: Mr. Sajid Malhotra

         or to other persons or addresses which are communicated by the respective Party in writing.

5.       COSTS

         Each Party bears its own costs in connection with the preparation, assessment or conclusion of this Agreement, including the costs for legal, commercial, financial or tax advice.

6.       FINAL PROVISIONS

6.1 This Agreement contains the entire agreement reached between the Parties on the subject of this Agreement, subject to such changes as may be necessary in order to comply with German laws and regulations. There are no side agreements.

6.2 Amendments and supplements to this Agreement as well as the waiver of any rights under this Agreement must be in writing in order to be valid. This also applies to any amendment to, or cancellation of, this written form clause.

6.3      Exclusive place of jurisdiction is Frankfurt am Main.

6.4      This Agreement is governed by German law.

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6.5      Should a provision of this Agreement or a provision later on included in this Agreement be or become null and void as a whole or in part, or should a gap in this Agreement become evident, this does not affect the validity of the remaining provisions. Instead of the null and void provision, or in order to fill the gap, such valid and practicable regulation is deemed to be agreed with effect ex tunc that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement. If the nullity of a provision is due to a degree of performance or time (period or deadline) laid down in this provision, then the provision is deemed to be agreed with a legally permissible degree that comes closest to the original degree. The Parties are aware of the decision of the Federal Supreme Court (Bundesgerichtshof) of 24 September 2002. However, it is the express intention of the Parties that this sub-clause 6.5 does not merely result in a reversal of the burden of proof but that section 139 Civil Code is contracted out as a whole.



         Date: June 22, 2005            Date: June 22, 2005

         For: Adsero Corp.              For: NCR Corp.


         /s/ William Smith              /s/ Sajid Malhotra
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         William Smith                  Sajid Malhotra


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